Exhibit 99.1

For Immediate Release

June 6, 2024

SPAR Group Announces Closing of its Brazil Holding Company Sale

Completion of Sale Continues Simplification of Operating Structure

AUBURN HILLS, MI - SPAR Group, Inc. (NASDAQ: SGRP) (“SPAR”, “SPAR Group” or the “Company”), a provider of merchandising, marketing and distribution services, announces the closing on June 3, 2024 of the sale of its Brazilian holding company, which in turn owns its majority share in the Brazil joint venture, to a minority shareholder in a leveraged buyout for approximately $12 million USD.

“The closing of the Brazil sale is another step in simplifying our operating structure and bringing cash back into the business.  This has been a great joint venture for SPAR and we will maintain our relationship with the business in Brazil as it may add value to clients, but we have streamlined our business and remain bullish on growth and profitability,” said Mike Matacunas, SPAR Group CEO.

About SPAR Group, Inc.

SPAR Group is an innovative services company offering comprehensive merchandising, marketing and distribution solutions to retailers and brands. We provide the resources and analytics that improve brand experiences and transform retail spaces. We offer a unique combination of scale and flexibility with a passion for client results that separates us from the competition. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

Media Contact:

Ronald Margulis

RAM Communications

908-272-3930

ron@rampr.com

Investor Relations Contact:

Sandy Martin

Three Part Advisors

214-616-2207

smartin@threepa.com